Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-137021 and No. 333-71266 on Form S-8 of Kraft Foods Inc. of our report dated June 18, 2010, appearing in this Annual Report on Form 11-K of the Kraft Foods Global, Inc. Thrift Plan for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

June 18, 2010